As Filed with the Securities and Exchange Commission on September 20, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

VARSITY GROUP INC.

(Exact name of Registrant as specified in its charter)

Delaware	54-1876848
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1300 19th Street NW,

8th Floor

Washington, D.C. 20036

(Address of Principal Executive Offices including Zip Code)

VARSITY GROUP INC.

1998 STOCK OPTION PLAN

(Full title of the Plan)

Mark Thimmig	Copy to:
Chief Executive Officer	Anthony J. Richmond, Esq.
Varsity Group Inc.	Latham & Watkins LLP
1300 19th Street NW,	135 Commonwealth Drive
8th Floor	Menlo Park, California 94025
Washington, D.C. 20036	(650) 328-4600
(202) 667-3400

(Name and address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE(1)

Title of Securities to be Registered	Amount of Shares to be Registered (1)		Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, $0.0001 par value per share	555,671	(2)	$3.72	$2,067,096	$221.18

(1)	This registration statement shall also cover any additional shares of common stock that become issuable under the Varsity Group Inc. 1998 Stock Option Plan, as amended (the “Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of the Company’s common stock.
(2)	Represents 555,671 shares of common stock reserved for future issuance under the Plan.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1).

Proposed sales to take place as soon after the effective date of the Registration Statement as options or other rights granted under the Plan are exercised.

REGISTRATION OF ADDITIONAL SECURITIES

On April 14, 2000, Varsity Group Inc. (the “Registrant”) filed with the Commission a Registration Statement on Form S-8 relating to shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), to be offered and sold under the Company’s 1998 Stock Option Plan (the “Plan”) (File No. 333-34876). On August 24, 2004, the Registrant filed with the Commission a Registration Statement on Form S-8 relating to the registration of an additional 3,502,764 shares of the Common Stock under the Plan (File No. 333-118543), and on February 13, 2006, the Registrant filed with the Commission a Registration Statement on Form S-8 relating to the registration of an additional 510,735 shares of Common Stock under the Plan (File No. 333-131925). Pursuant to General Instruction E of Form S-8, the contents of such prior Registration Statements are incorporated by reference into this Registration Statement to the extent not modified or superseded hereby or by any subsequently filed document that is incorporated by reference herein or therein. The Registrant is hereby registering an additional 555,671 shares of Common Stock issuable under the Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Commission are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

(b)	The Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2006;

(c)	The Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2006;

(d)	All other reports filed by the Company pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than information contained in Current Reports on Form 8-K that is deemed furnished and not filed), since the fiscal year covered by the annual report referred to in (a) above; and

(e)	The description of the Common Stock of the Registrant, $.000l par value per share, which is contained in a registration statement filed under the Exchange Act on January 19, 2000, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all shares offered hereby have been sold or that deregisters all shares then remaining unsold, shall be deemed to be incorporated into this Registration Statement by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits.

See Index to Exhibits on Page 4.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on this 20th day of September 2006.

VARSITY GROUP INC.,
a Delaware corporation

By:	/s/ Mark Thimmig
Mark Thimmig
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Mark Thimmig and James M. Craig, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, to sign any and all amendments (including post-effective amendments) and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Eric J. Kuhn	Chairman of the Board	September 19, 2006
Eric J. Kuhn

/s/ Mark Thimmig Mark Thimmig	President and Chief Executive Officer (Principal Executive Officer), Director	September 19, 2006

/s/ James M. Craig	Chief Financial Officer (Principal Financial and Accounting Officer)	September 19, 2006
James M. Craig

/s/ John T. Kernan	Director	September 15, 2006
John T. Kernan

/s/ Allen L. Morgan	Director	September 19, 2006
Allen L. Morgan

/s/ William J. Pade	Director	September 19, 2006
William J. Pade

/s/ Robert Holster	Director	September 19, 2006
Robert Holster

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Index to Exhibits

5.1	Opinion of Latham & Watkins LLP.

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1 hereto).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Powers of Attorney (included on page 3 of this Registration Statement).

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